Exhibit 99.1

EnerSys Appoints David M. Shaffer, President - Europe, Middle East & Africa and Mark C. Tough, President - Asia

Reading, PA, USA, January 22, 2013 - EnerSys (NYSE: ENS) the world's largest manufacturer, marketer and distributor of industrial batteries announced that David M. Shaffer has been named President - Europe, Middle East & Africa (EMEA) and Mark C. Tough has been named President - Asia replacing Mr. Shaffer.

In his new position Mr. Shaffer will have responsibility for the Company's motive power, reserve power and aerospace & defense businesses in the EMEA region. Mr. Tough will have responsibility for the Company's reserve power and motive power businesses in the Asia region. They report to John Craig, chairman, president & chief executive officer of EnerSys. Mr. Shaffer will assume his new position in Zurich, Switzerland when the Company has completed the necessary regulatory and work permit requirements.

Mr. Shaffer joined EnerSys in 2005 serving most recently as President - Asia. Prior to joining EnerSys he held positions with FIAMM Technologies, Exide Technologies Inc. and Johnson Controls Inc.

Mr. Tough joined EnerSys in 2005 serving most recently as Vice President Sales & Marketing - Asia. Prior to joining EnerSys he held positions with Power-One, Invensys, BTR Power Systems and Hawker Battery Group.

EDITOR'S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

For more information contact:

Richard Zuidema, Executive Vice President, EnerSys, 2366 Bernville Road, Reading, PA, 19605, USA, Tel: 800-538-3627

Website: http://www.enersys.com